State of Delaware
Secretary of State
Division of Corporations
Delivered 10:05 AM 09/25/2025
FILED 10:05 AM 09/25/2025
SR 20254080968 - File Number 3488164

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GLOBAL ARENA HOLDING, INC.

Pursuant to Section 103 of the
General Corporation Law of the State of Delaware

Global Arena Holding, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 19, 2018 (the "Certificate of Amendment"), which requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2. The inaccuracy or defect in the Certificate of Amendment is that the Certificate of Amendment purported to effect a 1-for-4 reverse split of common stock, par value $0.001 per share, of the Corporation (the "Reverse Split") and provided that the Reverse Split would be effective on December 28, 2018, but, in order to be effective, the Reverse Split was required to be approved by the Financial Industry Regulatory Authority, and such approval was not received, and therefore the Certificate of Amendment was inaccurate and the filing thereof was made in error.

3. As a result of such inaccuracy and defect, the Certificate of Amendment is hereby nullified, and is null and void and shall be of no force or effect.

IN WITNESS WHEREOF, Global Arena Holding, Inc. has caused this Certificate of Correction to be executed by a duly authorized officer, on this 24th day of September, 2025.

Global Arena Holding, Inc.

By: ______________________
Name: John Matthews
Title: Chief Executive Officer

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